Exhibit 10.11

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (hereinafter "Agreement”) effective as of March 3, 2015 (the "Effective Date") is made and entered into by and between Thomas Ichim, a natural person, whose address is 9255 Town Centre Drive, St 450 San Diego CA 92121 (hereinafter “Seller”) and Regen Biopharma, Inc., a Nevada corporation, having a principal place of business at 4700 Spring Street, St 304, La Mesa, California 91942 (hereinafter "Purchaser"). Seller and Purchaser may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

RECITALS

WHEREAS, Seller is the owner, in entirety, of right, title, and interest in and to the certain invention (hereinafter “Invention”) entitled “Gene Silencing of the Brother of the Regulator of Imprinted Sites” for which a U.S. Patent Number, 8,263,571, issued by the United States Patent and Trademark Office on September 11, 2011.

WHEREAS Seller desires to sell, assign, transfer and set over to Purchaser, and Purchaser shall acquire, assume, and accept said entire right, title, and interest of Seller in and to the Invention and the Patent as specified in this Agreement.

WHEREAS, the Parties hereby agree and are of mutual consensus that the consideration being exchanged pursuant to the terms of this Agreement is fair and equitable in value.

WHEREAS, the Parties now desire to enter into this Agreement.

NOW, THEREFORE, IN consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following terms, whether in singular or in plural form, when used with a capital initial letter shall have the respective meanings as follows.

1.1 “Action” means an assertion made or a proceeding filed by a Person or one of its affiliates.

1.2 “Assigned Patent” means the Invention entitled “Gene Silencing of the Brother of the Regulator of Imprinted Sites” for which a U.S. Patent Number, 8,263,571, was issued by the United States Patent and Trademark Office on September 11, 2011.

1.3 “Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein including, without limitation, Seller or any of its affiliates, or Purchaser or any of its affiliates.

1.4 “Affiliate” means any company or entity that directly controls or is directly controlled by, or under common control with a Party. The term "control" shall mean the ability to possess, directly or indirectly, the power to direct or cause the direction of management of said company through ownership, voting shares, contract or otherwise.

2. PURCHASE AND SALE OF PATENT

2.1 Purchase and Sale of Patent. Effective as of the Closing Date and subject to the fulfillment of the Parties’ obligations set forth in Section 4 below, Seller hereby sells, assigns, transfers, and sets over unto Purchaser its entire right, title and interest in and to the Assigned Patent.

2.2 Patent Assignment. Seller shall execute a Patent Assignment Agreement (“Patent Assignment”), attached hereto as Exhibit A, the terms of such Patent Assignment being fully incorporated herein.

2.3 Consideration. Purchaser hereby agrees to pay to Seller the sum of Nine Thousand United States Dollars ( $9,000) and 1,000,000 shares of Series A preferred Regen Biopharma Inc.’s stock.

The Parties hereby agree and are of mutual consensus that the above consideration being exchanged pursuant to the terms of this Agreement is fair and equitable in value.

3. Taxes and Fees. Seller shall pay any taxes that are legally imposed on Seller arising out of the transfer of the Inventions and Patents. Seller is not liable for any taxes, if legally imposed on Purchaser, resulting from or arising out of the transfer of the Invention and Patent. Seller is responsible for any and all fees incurred by Seller and Purchaser is responsible for any and all fees incurred by Purchaser.

4. CLOSING AND DELIVERY

4.1 Closing. The transaction shall be consummated on March 3, 2015 (the “Closing Date”).

4.2 Seller Deliverables. Seller shall deliver an executed copy of this Agreement. At the closing, Seller shall deliver to Purchaser a duly executed Patent Assignment ( Exhibit A).

4.3 Purchaser Deliverables. Purchaser shall deliver an executed copy of this Agreement. At the closing, Purchaser shall deliver to Seller the sum of Nine Thousand United States Dollars ($9,000) to be paid by check.

5. INFORMATION

5.1 Seller hereby states that is has disclosed to Purchaser all material information that it possesses at the time signing this Agreement about the Assigned Patent.

6. TRANSFER OF PATENT

6.1 Patent Assignment. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and sets over to Purchaser all rights, title and interest it has in and to the Assigned Patent and all inventions and discoveries described therein and all rights of Seller to collect royalties under such Patent.

6.2 Assignment of Causes of Action. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and sets over to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Assigned Patent and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Assigned Patent as of the Effective Date.

7. ADDITIONAL OBLIGATIONS

7.1 Further Assurances. Seller agrees to cooperate with Purchaser, upon reasonable request of Purchaser and without demanding further consideration from Purchaser, to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Assigned Patent as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and set over unto Purchaser the benefit of the transfer of ownership in and to the Assigned Patent as contemplated hereby.

7.2 Further Assistance. Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining, and/or enforcing the patent rights. Such assistance may also include providing prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Assigned Patent.

8. REPRESENTATIONS AND WARRANTIES

Seller hereby warrants to Purchaser as follows:

8.1 No Assignment. Seller warrants that (i) no assignment of the Invention or Assigned Patent has been made to a party other than Purchaser and (ii) there is no obligation to make any assignment of the Invention or Assigned Patent to any party other than Purchaser.

8.2 Title and Contest. Seller has good and marketable title to the Assigned Patent, including without limitation all rights, title, and interest in the Assigned Patent to sue for infringement thereof. The Assigned Patent is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named inventor of the Patent relating in any way to the Assigned Patent and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire the Assigned Patent.

8.3 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Assigned Patent.

8.4 Payment of Fees Due. Seller has paid or caused to be paid all fees due on the Assigned Patent to the United States Patent and Trademark Office as of the Effective Date of this Agreement.

Each Party warrants to the other Party as follows:

8.5 Mutual Representations. Each Party hereby is duly organized, validly existing and in good standing under the laws of their respective jurisdiction. Each Party has the full right and power to enter into and perform its obligations under this Agreement and each has duly authorized, executed and delivered this Agreement which is binding upon, and enforceable against, each Party in accordance with its terms. To the best knowledge of each Party there is no action at law or in equity, no arbitration proceeding and no action, proceeding, complaint or investigation before or by any federal, foreign, state or local government or regulatory commission, agency or other administrative or regulatory body or authority pending or threatened against or affecting either Party its officers, directors, business or affairs that will affect the set over of the Assigned Patent and the equitable consideration, as stated herein.

9. MISCELLANEOUS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally, (b) by facsimile transmission, (c) by overnight courier or (d) by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice);

If to the Seller at:

Thomas Ichim, Ph.D.

_______________________

If to Purchaser at:

Regen Biopharma, Inc.

4700 Spring Street, St 304,

La Mesa, California 91942

Notice shall be deemed received in the case of (a) personal delivery, upon delivery, (b) international courier (signature required) two (2) business days following shipment, and, (c) international registered or certified mail seven business days following postdate. Either Party may change the notice address by providing notice containing the changed notice information to the other Party.

9.2 Governing Law,Venue, Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provisions were not contained herein.

9.4 Waiver. Failure by either Party to enforce a term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

9.5 Counterparts. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

9.6 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or in any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, the prevailing Party in any dispute arising hereunder shall be entitled to its attorney’s fees and court costs in addition to any other relief which may be awarded.

9.7 Entire Agreement; Waiver of Breach. This Agreement constitutes the entire agreement between the Parties and supersedes any prior agreement or understanding among them in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective in all respects as of the day and year first above written.

Regen Biopharma, Inc.	Thomas Ichim Ph.D.

By: /s/ David R. Koos	By: /s/ Thomas Ichim
David R. Koos	Thomas Ichim Ph.D
Its: Chairman and CEO

EXHIBIT A

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”), is made and entered into this 3 day of March, 2015 (the “Effective Date”), by and between Thomas Ichim Ph.D, a natural person, whose address is 9255 Town Centre Drive, St 450 San Diego CA 92121 ("Assignor") and Regen Biopharma, Inc., a Nevada corporation having an office at 4700 Spring Street, St 304, La Mesa, California 91942 (“Assignee”) (each a “Party” and collectively the “Parties”).

WHEREAS, Assignor is the owner of all rights, title and interest in and to the invention (the “Invention”) as described and claimed in the United States Patent Number: 8,263,571, dated September 11, 2011, titled “Gene Silencing of the Brother of the Regulator of Imprinted Sites” (the "Patent") as set forth in Schedule A hereto.

WHEREAS, Assignee desires to acquire, assume, and accept the entire right, title, and interest of Seller in and to the Invention and its Patent as specified in this Agreement.

WHEREAS, Assignor and Assignee have agreed by a Patent Purchase Agreement (the “Purchase Agreement”) dated March 3, 2015, by and between Assignor and Assignee, the terms of which are incorporated herein by reference, that Assignor shall sell, transfer, assign and set over unto Assignee and Assignee shall accept, all rights, title and interest in and to the Patent as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties and pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I. ASSIGNMENT

1.	Assignor hereby sells, transfers, assigns and sets over to Assignee all rights, title and interest in and to the Invention and its Patent in each and every foreign country to the United States and all priority rights resulting from the above-identified United States patent.

2.	Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any country or countries foreign to the United States, whose duty is to issue patents or other evidence or forms of patent applications as aforesaid, to issue the same to Assignee and its successors.

3.	Assignor agrees that, whenever reasonably requested by Assignee and at Assignee’s expense, Assignor will execute all papers, take all rightful oaths, and do all acts which may be reasonably necessary for securing and maintaining the patent for the Invention in any country and for vesting title thereto in Assignee and its successors.

4.	Assignor authorizes and empowers Assignee and its successors, to invoke and claim for any application for patent or other form of protection for the Invention, the benefit of the right of priority provided by any international convention or agreement or the domestic laws of the country in which any such application is filed, as may be applicable, and to invoke and claim such right of priority without further written or oral authorization from Assignor.

5.	Assignor hereby consents that a copy of this Agreement shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document that may be required in any country for any purpose and more particularly in proof of the right of Assignee or nominee to claim the aforesaid benefit of the right of priority provided by any international convention.

6.	All of the rights, title and interest in and to the Patent sold, transferred, assigned and set over to Assignee hereunder include all income, royalties, damages and payments now or hereafter due or payable with respect thereto, and all causes of action (whether in law or equity) and the right to sue, counterclaim, and recover for the past, present and future infringement of the rights assigned or to be assigned hereunder.

Thomas Ichim Ph.D

By: /s/ Thomas Ichim
Name: Thomas Ichim Ph.D

Regen Biopharma, Inc.

By: /s/ David Koos
Name: David R. Koos
Title: Chairman, President, Chief Executive Officer